WSi INTERACTIVE CORPORATION                   Symbols: CDNX - WIZ    OTC - WIZZF



                                  NEWS RELEASE



March 3, 2000


      WSI INTERACTIVE CORP. TO FORM STRATEGIC ALLIANCE WITH WATCHOUT!, INC.
                   TO EXPAND BROADBAND COMMUNICATIONS NETWORKS


MARCH 3, 2000- WSI INTERACTIVE CORP. (CDNX: WIZ; OTCBB: WIZZF) announced today that it has entered into a strategic alliance with WATCHOUT! INC. (OTCBB: WTCH) to expand their Broadband Communications Systems. Both companies have secured exclusive rights for these systems from Global Communications Inc. The expansion will allow the two companies to cover all of Ontario and British Columbia as well as Washington state and the Washington D.C. Greater Metropolitan area. The population in these areas totals approximately 22 million. The 15.5 million people who populate the Canadian portion of the network represent 51% of the total population of Canada. By having an exclusive right to the dark fibers in these regions, Wsi and WatchOut! will be major players in the Broadband Communications revolution in Canada.

        Global Communications transmission speed is up to 30.5Mbps directly to each and every user of its network. This is three times faster than the yet to be delivered high-speed cable systems. Global guarantees a minimum of a bi-directional T-1 speed at all times to a household or business using Global's communication system. It ensures that each user has the ability to make or receive a minimum of 3 simultaneous video (TV quality) phone calls, and an array of standard voice and data transmissions all at the same time. In addition, High Definition Television, movies, and stereo/hi-fidelity radio are all available over the Global communications system due to its guaranteed and constant line speed.

        The Broadband Communications network is actually a very simple system. For the United States, the switch station, or Retail Phone Store, is the point of contact. These Stores are located in high-volume malls or their own free standing buildings. Each home or office will have a Bi-directional antenna, which is placed on the outside of the building, and video phone computer, which is the actual user device. The video phone computer is exactly that, a video monitor which is connected to a phone and computer all in one. The signal is sent from the phone to the bi-directional antenna to the switch at the phone store. Pulse Radio or Pulse Microwave frequencies are transferred over the exclusive fibers. This allows Global to provide the first REAL-TIME VIDEO CONFERENCING to its licensees and their customers.

        It should be noted that the transaction is at a very preliminary stage, as was disclosed in the news release. The Company has secured certain rights with the letters of intent (which is why we issued the news release), but it is a long way from completing the transactions. A due diligence investigation of the consumer need for this equipment must be done in each jurisdiction and definitive licence agreements must be negotiated. The cost of implementing the technology is significant and Management of WSi will have to consider many factors before a definitive commitment is made to proceed with this project. Once a decision is made to commit or not commit to the technology, the Company will issue a news release with all the pertinent information.

        WSi's transactions with Global Communications remain subject to various conditions in favour of WSi, including due diligence reviews and the entering into of formal license agreements. The cost of implementing the technology is significant and Management of WSi will have to consider many factors before a definitive commitment is made to proceed with this project. WSi will provide further details in due course.

Other News

The Company has been named in an action pursuant to which the plaintiffs are claiming they are entitled to receive 750,000 special warrants pursuant to the Company's 5,250,000 special warrant private placement concluded last year. The Company considers this claim to be completely without merit, and the Company shall defend the action vigorously.


THE BUSINESS OF WSI

WSI INTERACTIVE CORPORATION is an innovative Internet business development and marketing firm, whose objective is to capitalize on direct marketing opportunities on the Internet. WSI builds, manages and markets online businesses in the financial, e-tailing and e-commerce, entertainment and e-advertising sectors.

WSi focuses on early-stage companies where it can add significant value to the investment through a network of relationships and strategic alliances, and our experience in helping Internet companies build traffic, develop brands, and capitalize on a variety of revenue streams.

In this regard, WSi is modeling itself on CMGI (Nasdaq:CMGI). Like CMGI, WSi started as a direct marketing agency in 1990 and has grown to become a specialist in e-advertising and e-commerce. WSi plans to establish itself as a recognized leader in the Internet economy, by creating a one-stop shop for e-commerce and e-advertising, plus financial information and entertainment.

WSi properties include: Medianetsolutions.com, Targetpacks.com,
Westernshores.com, Stocksecrets.com, Yourwinestore.com, Healthcreator.com, Investmentworldnews.com and several others.

To receive information on WSi by e-mail or fax, please forward your Internet address/fax # to info@ws-i.com/fax: 604 687 4990.

To fax your request please complete the following

NAME:             ______________________________________________

COMPANY:          ______________________________________________

e-mail address:   ______________________________________________

PHONE#:           ______________________________________________

FAX#:             ______________________________________________

Send by:       E-mail or fax:   yes/no.       Or: e-mail only:    yes/no


Toll free:     1-888-388-4636
Fax:           1-604-687-4990

Website:  www.ws-i.com



ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.